UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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INFUSYSTEM HOLDINGS, INC.
(Name of Registrant as Specified in Its Charter)

MESON CAPITAL PARTNERS LLC MESON CAPITAL LP RYAN J. MORRIS ETHAN E. DOYLE MOHAMED ALKADY DANIEL A. BALDA BRYAN BOCHES RICHARD LINDER ASHA SAXENA
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Meson Capital Partners LLC, together with the other participants named herein (collectively, “Meson Capital Partners”), has filed a preliminary proxy statement and accompanying BLUE proxy card with the Securities and Exchange Commission (the “SEC”) to be used to solicit votes for the election of its slate of director nominees at the 2018 annual meeting of stockholders of InfuSystem Holdings, Inc., a Delaware corporation (the “Company”).

Item 1: On June 15, 2018, Meson Capital Partners and Argonne Capital Group submitted a proposal (the “Proposal”) to the board of directors of the Company with respect to the acquisition of the Company. The Proposal is incorporated by reference to Exhibit 99.1 to Amendment No. 4 to the Schedule 13D filed by Meson Capital Partners with the SEC on June 15, 2018.

Item 2: On June 25, 2018, Meson Capital Partners issued the following press release:

Meson Capital and Argonne Capital Group Offer $3.75 per share for InfuSystem

Calls on Board to Act in the Best Interest of Shareholders in Evaluating Going-Private Transaction

Believes Strategic Review is Necessary to Maximize Value Creation

Nominates Slate of Highly Qualified Director Candidates for Election at the Upcoming Annual Meeting to Address the Challenges and Opportunities Facing the Company

SAN FRANCISCO, June 25, 2018 /PRNewswire/ -- Meson Capital Partners LLC (together with its affiliates, “Meson”), a 9.8% shareholder of InfuSystem Holdings, Inc. (NYSE MKT: INFU, the “Company” or “InfuSystem”), announced that on June 15, 2018 it and Argonne Capital Group, LLC (“Argonne”) sent the Company’s board of directors (the “Board”) a bid letter offering to purchase the Company common stock Meson does not currently own for a price of $3.75 per share, a 56% premium to unaffected stock price prior to the 13D filing on March 20, 2018. Argonne is a closely-held private investment firm that has successfully deployed over $780 million of equity since inception.

Meson and Argonne believe this offer presents an excellent opportunity for Company shareholders to realize an attractive, all-cash premium for their shares at a favorable valuation in a challenging operating environment. The proposed all-cash offer of $3.75/share represents a valuation of 11x EV/EBITDA and 8.3x EV/Adjusted EBITDA, which is a higher valuation multiple than InfuSystem has traded at as a standalone public company and is also a significant premium to the 52-week high price. Under the current leadership of Gregg Lehman, since May 2015, InfuSystem’s Adjusted EBITDA has declined from $16.4m to $13.1m and the stock price has declined from $3.20 to $2.40 prior to the 13D filing on March 20, 2018. Moreover, given the disproportionate burden of public company reporting (both financial and with management resources), Meson and Argonne do not believe it is in the best interest of shareholders for InfuSystem to continue as a public company.

On June 19, 2018 the Board rejected this bid claiming the Company was “not for sale.” Meson and Argonne believe that shareholders have a right to a voice in determining if their Company is for sale. To ensure that InfuSystem’s shareholders have a voice in determining the Company’s future, Meson reserved its rights by nominated highly-qualified director candidates for election at the 2018 annual meeting of stockholders. Meson believes its nominees bring a fresh perspective and, if elected, would be better situated to objectively consider potential strategic transactions.

The full text of Meson's and Argonne’s bid letter, including the conditions, can be viewed at the following link:

https://www.sec.gov/Archives/edgar/data/1337013/000092189518001938/ex991to13da409013003_061518.htm

Meson has filed a preliminary proxy statement with the SEC which can be viewed at the following link:

https://www.sec.gov/Archives/edgar/data/1337013/000092189518001999/prec14a09013003_06222018.htm

Meson’s nominees include, in alphabetical order:

Mohamed Alkady

❖	Co-founder and President of Hart, Inc., a health technology company founded in 2012, to improve the ways in which people inside and outside of the healthcare industry access and engage with health data.
❖	Advisor to K5 Ventures, a venture capital firm specializing in early stage growth capital investments, where he advised startups in the technology and healthcare space.

Daniel A. Balda, M.D.

❖	Executive Chairman of Medicomp Inc. (“Medicomp”), a developer and manufacturer of ambulatory heart-monitoring systems.
❖	Previously held the role of President and Chief Executive Officer at Medicomp and during his tenure he oversaw a strategic merger with United Therapeutics Corporation (NASDAQ: UTHR) and led the launch of over a dozen FDA-approved medical products and authored multiple patents.

Bryan Boches

❖	Chief Executive Officer and a member of the board of directors of Safe Catch, a food technology firm he founded in December 2014.
❖	Former Managing Director, with Medley Capital Corporation (NYSE: MCC), an investment firm, where he sourced and managed private debt and equity investments in the middle market, and served as a corporate and M&A investment banker with Morgan Stanley.

Richard Linder

❖	Founder and former Chairman of the board of directors and Chief Executive Officer of Physicians Care Alliance, LLC, a clinical skin care company that develops professional chemical peels and advanced topical treatments and also educates healthcare professionals.

❖    Serves on the board of directors of several start-up companies.

Asha Saxena

❖	Founder, Chief Executive Officer and a member of the board of directors of ACULYST Corp., an e-commerce healthcare data analytics firm.
❖	Founded and served as President and Chief Executive Officer of Future Technologies, Inc., an international data management solutions firm that specializes in providing management and technology consulting around business intelligence and data warehousing at Fortune 1000 companies in the United States.

Investor Contact:

Ryan Morris

rmorris@mesoncapital.com

415-322-0386